Clawback Policy

I. Entities Covered by This Policy
•Blue Owl Capital Inc. (“Blue Owl”)
II. Purpose of These Policies and Procedures
The Board of Directors (the “Board”) of Blue Owl believes that it is in the best interests of Blue Owl and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces Blue Owl’s compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”).

III. Administration, Interpretation and Amendment

This Policy will be administered by the Board.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Securities Exchange Act of 1934 Act, as amended (the “1934 Act”) and the applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which Blue Owl’s securities are listed.

The Board may amend this Policy from time to time in its discretion in order to effectuate any changes with respect to such rules.

IV. Scope, Effective Date and Termination
This Policy applies to Blue Owl’s current and former executive officers, as determined by the Board in accordance with Section 10D of the 1934 Act, and the listing standards of the national securities exchange on which Blue Owl’s securities are listed, and such other senior executives or employees who may from time to time be deemed subject to the Policy by the Board (collectively, the “Covered Executives”). This Policy, and any determinations made by the Board, will be binding and enforceable against all Covered Executives.

This Policy will be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation (as defined below), including Incentive Compensation granted pursuant to arrangements existing prior to the Effective Date. Notwithstanding the foregoing, this Policy shall only apply to Incentive Compensation received (as determined pursuant to this Policy) on or after October 2, 2023. The Board may terminate this Policy at any time.

V. Definitions

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Clawback Policy

An accounting restatement has occurred if Blue Owl is required to prepare an accounting restatement of its financial statements due to its material noncompliance with any financial reporting requirement under the securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. All accounting restatements are covered by this Policy regardless of whether such restatement results in the amendment of a previously filed report.

A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenues, EBITDA, or net income or (ii) stock price and total stockholder return.

Incentive Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including, but not limited to:

•non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal;
•bonuses paid from “bonus pools”, where the size of the pool is determined wholly or in part on the attainment of a financial reporting measure performance goal;
•other cash awards based on satisfaction of a financial reporting measure performance goal;
•restricted stock, restricted stock units, stock options, stock appreciation rights, performance share units, and other performance-based stock awards that are granted or vest solely or in part based on satisfaction of a financial reporting measure performance goal; and
•proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a financial reporting measure performance goal.

For the avoidance of doubt, any compensation received that is not linked to the attainment of financial measures, including bonuses tied to operational or strategic measures are not covered under this Policy. Compensation that would not be considered Incentive Compensation includes, but is not limited to:

•salaries;
•bonuses paid solely based on satisfaction of subjective standards, such as demonstrating leadership, and/or completion of a specified employment period;
•non-equity incentive plan awards earned solely based on satisfaction of strategic or operational measures;
•wholly time-based equity awards; and
•discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.

Overpayment is the amount to be recovered by Blue Owl and equal to the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid. Incentive Compensation is deemed “received” in Blue Owl’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the vesting, payment or grant of the incentive-based compensation occurs after the end of that period.

VI. Recoupment

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Clawback Policy

In the event that Blue Owl is required to prepare an Accounting Restatement, the Board will reasonably promptly require reimbursement or forfeiture of any Overpayment received by any Covered Executive (i) after beginning service as a Covered Executive, (ii) who served as a Covered Executive at any time during the performance period for the applicable Incentive Compensation and (iii) during the three completed fiscal years immediately preceding the date on which Blue Owl is required to prepare an accounting restatement and any transition period (that results from a change in Blue Owl’s fiscal year) within or immediately following those three completed fiscal years.

The Board will recover any Overpayment in accordance with this Policy unless the Board determines such recovery would be impracticable because:

•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered;
•recovery would violate home country law of Blue Owl where that law was adopted prior to November 28, 2022; or
•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Blue Owl, to fail to meet certain tax rules.

For compensation based on stock price or total stockholder return —where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the restatement—the amount to be recovered must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total stockholder return upon which the incentive-based compensation was received, and Blue Owl would be required to document the determination of the estimate and provide the documentation to the national securities exchange on which Blue Owl’s securities are listed.[1]

VII. Method of Recoupment
The Board will determine, in its sole discretion, the method or methods for recouping Incentive Compensation hereunder which may include, without limitation:

•requiring reimbursement of cash Incentive Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards granted as Incentive Compensation;
•offsetting the recouped amount from any compensation otherwise owed by Blue Owl to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial and recovery action permitted by law, as determined by the Board.

VIII. Limitation on Recovery; No Additional Payments
The right to recovery will be limited to Overpayments paid or distributed during the three completed fiscal years prior to the date on which Blue Owl is required to prepare an accounting restatement and any transition period (that results from a change in Blue Owl’s fiscal year) within or immediately following those three completed fiscal years. In no event will Blue Owl award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher Incentive Compensation payment.

1 26. U.S.C 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder

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Clawback Policy

IX. No Indemnification or Reimbursement for Insurance

Blue Owl will not (i) indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation or (ii) directly or indirectly reimburse any Covered Executives for insurance obtained by any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

X. Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law.

The Board may require that any employment agreement, cash-based bonus plan or program, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy.

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to Blue Owl pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to Blue Owl, including termination of employment or institution of civil or criminal proceedings.

XI. Successors
This Policy is binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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